MEDIAONE GROUP, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

     The following unaudited pro forma condensed combined statement of operations of MediaOne Group for the nine months ended September 30, 1998 gives effect to (i) the Refinancing, including the refinancing by New U S WEST of the Dex Indebtedness (the "MediaOne Group Separation Adjustments"), and (ii) the AirTouch Transaction (the "AirTouch Transaction Adjustments"), as if such transactions had been consummated as of January 1, 1998.

     The pro forma adjustments included herein are based on available information and certain assumptions that management believes are reasonable and are described in the accompanying notes. The unaudited pro forma financial statements do not necessarily represent what MediaOne Group's results of operation would have been had the transactions occurred at such date or to project MediaOne Group's results of operations at or for any future date or period. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of MediaOne Group.



                                      MEDIAONE GROUP, INC.
               UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       For the Nine Months Ended September 30, 1998
                                 Dollars in millions


                                                                             MediaOne
                                                                              Group
                                                                             Pro Forma
                                                            MediaOne         Excluding
                                           MediaOne          Group           AirTouch          AirTouch        MediaOne
                                            Group          Separation      Transaction       Transaction        Group
                                          Historical                       Adjustments                        Pro Forma
                                                          Adjustments                        Adjustments

 Sales and other revenues                    $  2,239                       $   2,239        $   (359)        $  1,880

 Cost of sales and other revenues                 783                             783             (72)(E)          711

 Selling, general and administrative              710                             710            (139)(E)          571

 Depreciation and amortization                    894                             894             (55)(E)          839
                                         -------------   -------------    -------------     -------------   ---------------
    Total operating expense                     2,387                           2,387            (266)           2,121
                                         -------------   -------------    -------------     -------------   ---------------

Operating loss from continuing
operations                                      (148)                            (148)            (93)(E)         (241)

Other income (expense):
   Interest expense                             (379)        118 (A)             (261)             26 (E)         (235)
   Equity losses in unconsolidated
ventures                                        (273)                            (273)             35 (E)         (238)
   Other income (expense) - net                3,944          17 (B)            3,961           3,841 (E)          120
                                         -------------    -------------   ---------------    -------------   -------------

Income (loss) from continuing operations
   before income taxes                         3,144         135                3,279          (3,873)            (594)
 (Provision) benefit for income taxes         (1,376)        (54)(C)           (1,430)          1,614 (E)          184
                                         -------------    -------------   ---------------    -------------   -------------
 Income (loss) from continuing
operations                                     1,768          81                1,849          (2,259)            (410)
                                         -------------    -------------   ---------------    -------------   -------------

Dividends on preferred stock                     (39)                             (39)                             (39)
 Loss on redemption of Preferred
Securities                                       (53)                             (53) (D)
                                         =============    =============   ===============    =============   =============
 Earnings (loss) available for common
stock                                       $  1,676     $   134            $   1,810       $  (2,259)        $   (449)
                                         =============    =============   ===============    =============   =============
Basic earnings (loss) per share             $   2.75                                                          $  (0.74)
                                         =============                                                       =============
Basic average shares outstanding             608,730                                                           608,730
                                         =============                                                       =============
Diluted earnings (loss) per share           $   2.62                                                          $  (0.74)
                                         =============                                                       =============
Diluted average shares outstanding           653,751                                                           608,730
======================================================                                                       =============



                                MEDIAONE GROUP, INC.
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

     (A) Reflects a reduction of historical interest expense of $109 million for the nine months ended September 30, 1998 as a result of the Refinancing, including the refinancing by New U S WEST of the Dex Indebtedness, and an increase in interest expense of $7 million for financing the costs of the Refinancing and the Separation. Also includes a $16 million decrease in interest expense to reverse interest expense recognized on the early termination of interest rate contracts due to the Separation.

     (B) Reflects a reduction in guaranteed minority interest expense (included in other income (expense) - net) of $17 million for the nine months ended September 30, 1998 related to the redemption of the Preferred Securities.

     (C) Reflects the estimated income tax effects of the pro forma adjustments and the Separation.

     (D) Reflects the reversal of the $53 million loss incurred on the redemption of the Preferred Securities associated with the Separation in the nine months ended September 30, 1998.

     (E) Reflects the consummation of the AirTouch Transaction. The pro forma adjustments reflect the following:

     o Receipt of 59,314,000 of AirTouch common stock accounted for as marketable equity securities.
     o Receipt of $1,493 million of AirTouch preferred stock at market value (liquidation value of $1,650 million).
     o Receiptof $93 million in dividends per year ($25 million for the nine months ended September 30, 1998 due to the April 6, 1988 consummation).
     o Reduction in debt of $1,350 million and a corresponding reduction in interest expense of $26 million for the nine months ended September 30, 1998.
     o Removal of the consolidated revenues and expenses of MediaOne Group's domestic cellular operations.
     o Removal of MediaOne Group's equity method investments and related equity losses associated with its investment in PrimeCo.
     o Reversal of the $3,869 million pre-tax gain and the associated $1,612 million tax expense recognized for the sale of the domestic wireless businesses.